SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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KENNAMETAL INC.

(Name of Registrant as Specified in Its Charter)

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KENNAMETAL INC.
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231
Notice of Annual Meeting of Shareowners
to be held October 25, 2005
To the Shareowners of Kennametal Inc.:
      The Annual Meeting of Shareowners of Kennametal Inc. will be held at the Quentin C. McKenna Technology Center, located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 25, 2005, at 2:00 p.m. (Eastern Time), to consider and act upon the following matters:
     1. The election of three directors for terms to expire in 2008;
     2. The approval of the Kennametal Inc. Management Performance Bonus Plan; and
     3. The ratification of the selection of the independent registered public accounting firm for the fiscal year ending June 30, 2006.
      Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Tuesday, September 6, 2005, as the record date. Only shareowners of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.
      If you plan to attend the Annual Meeting, please note that each shareowner must present valid picture identification, such as a driver’s license or passport, and shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date, in order to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
      Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, or vote by telephone or via the Internet as instructed on the enclosed form of proxy, to ensure your shares are voted at the Annual Meeting.

By Order of the Board of Directors

David W. Greenfield
Secretary
September 26, 2005

Proxy Statement for Annual Meeting of Shareowners
October 25, 2005
      This Proxy Statement is being furnished to the shareowners of Kennametal Inc. (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Shareowners, which is scheduled to be held on October 25, 2005. Only holders of record of capital stock, par value $1.25 per share, of the Corporation (“Capital Stock”) at the close of business on September 6, 2005, will be entitled to notice of and to vote at the meeting and at any adjournment thereof. On that date, there were 38,553,012 shares of Capital Stock outstanding and entitled to one vote per share.
      Shareowners of record may vote: (a) by telephone; (b) via the Internet; (c) by completing, signing, dating and returning the enclosed proxy form in the envelope provided; or (d) in person at the meeting. Specific instructions for telephone and Internet voting are included on the enclosed form of proxy. If a shareowner votes by telephone or via the Internet, it is not necessary to return a proxy card. If a shareowner properly gives a proxy (including a written proxy or a proxy by telephone or via the Internet), the shareowner’s shares will be voted as the shareowner specifies in the proxy. A shareowner may revoke a proxy prior to its exercise by delivering a written notice of revocation to the Secretary of the Corporation, by giving a valid, later dated proxy or by attending the meeting and voting in person.
      The shares represented by all properly executed proxies received by the Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy (or the proxy by telephone or via the Internet), the shares will be voted in accordance with the choice made therein. If no such choice is made on the form of proxy (or the proxy by telephone or via the Internet), the shares will be voted in accordance with the recommendation of the Board of Directors. The proxy also confers discretionary authority on the named proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of Shareowners. A majority of the named proxies who shall be present and shall act at the meeting (or, if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder.
      Shareowners who hold their shares in street name should refer to the voting instructions provided by their bank, broker or other nominee.
      The presence in person or by proxy of the majority of the outstanding shares entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted as votes cast. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner on a particular matter and the bank, broker or nominee cannot vote the shares on such matter because the matter is not considered routine under NYSE rules. Directors are to be elected by a plurality of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstentions and broker non-votes will have no effect on the election of directors. Under Pennsylvania law and the Corporation’s Articles of Incorporation and By-Laws, the approval of the Kennametal Inc. Management Bonus Performance Plan (the “Prime Bonus Plan”) and the ratification of the selection of an independent registered public accounting firm require the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstention and broker non-votes will have no effect in determining the outcome of these proposals under Pennsylvania law and the Corporation’s Articles of Incorporation and By-Laws.
      The address of the principal executive offices of the Corporation is 1600 Technology Way, Latrobe, Pennsylvania 15650-0231. This Proxy Statement was first mailed to shareowners on or about September 26, 2005.
ELECTION OF DIRECTORS
      Three directors are to be elected to hold office as Directors of the First Class for terms of three years and until their successors are elected and qualified.

      The owners of Capital Stock have cumulative voting rights in the election of directors. In voting for directors, a shareowner has the right to multiply the total number of shares that the shareowner is entitled to vote by the number of directors to be elected in a class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. Proxies who vote at the meeting on behalf of a shareowner will have the discretion to and may exercise such cumulative voting rights, unless otherwise instructed. The three individuals who receive the largest number of votes cast will be elected as Directors of the First Class.
      The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named by the Board of Directors to serve as directors. The nominees for election for terms of three years in the First Class of Directors are: Timothy R. McLevish; Markos I. Tambakeras; and Steven H. Wunning, each of whom has served as a director since 2004, 1999 and 2005, respectively. The Board of Directors unanimously recommends a vote FOR the election of each of these nominees.
      If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.
      The following table provides certain information concerning each nominee for election as a director and each director whose term of office will continue after the meeting.

Name, Age and Year	Principal Occupation and Directorships of
First Elected(1)	Other Publicly Traded Corporations

Nominees for Directors of the First Class Whose Terms Will Expire in 2008
Timothy R. McLevish(2) Age: 50 Director since 2004	Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited (a global provider of industrial and commercial products) since May 2002. Formerly, Executive Vice President of MeadWestvaco Corporation (a consumer and office products company) from January 2002 to March 2002; Vice President and Chief Financial Officer of Mead Corporation (a forest products company) from December 1999 to January 2002.

Markos I. Tambakeras Age: 55 Director since 1999	Chairman of the Board of Directors of the Corporation since July 1, 2002 and President and Chief Executive Officer since July 1, 1999. Director of ITT Industries, Inc. and Parker Hannifin Corporation. Chairman, Manufacturers Alliance/ MAPI. Member, President’s Manufacturing Council.
Steven H. Wunning (2) Age: 54 Director since 2005	Group President and Executive Office Member of Caterpillar Inc. (a global manufacturer of construction, mining, and industrial equipment) since January 2004; Corporate Vice President of Caterpillar Inc. from November 1998 to January 2004.

Directors of the Second Class Whose Terms Will Expire in 2006

Ronald M. DeFeo Age: 53 Director since 2001	Chairman of the Board of Terex Corporation (a global manufacturer of equipment for the construction and mining industries) since May 1998; Chief Executive Officer of Terex Corporation since March 1995; President since October 1993.

Name, Age and Year	Principal Occupation and Directorships of
First Elected(1)	Other Publicly Traded Corporations

William R. Newlin Age: 64 Director since 1982	Lead Director of the Board of Directors of the Corporation since July 1, 2002; Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. (a sporting goods retailer) since October 2003. Formerly, served as Chairman and Chief Executive Officer of Buchanan Ingersoll PC (a law firm) from September 1980 to October 2003. Director of ArvinMeritor, Inc.

Lawrence W. Stranghoener Age: 51 Director since 2003	Executive Vice President and Chief Financial Officer of The Mosaic Company (a crop nutrition company) since September 2004. Formerly, Executive Vice President and Chief Financial Officer of Thrivent Financial for Lutherans (a financial services company) and its predecessor organization from January 2001 to September 2004; Executive Vice President and Chief Financial Officer of Techies.com (an internet-based professional services company) from December 1999 to December 2000.

Directors of the Third Class Whose Terms Will Expire in 2007
A. Peter Held Age: 61 Director since 1995	Retired, having served as President of Cooper Tools, a division of Cooper Industries, Inc. (a manufacturer and marketer of industrial power tools and systems and services) from 1992 to 2003.

Larry D. Yost Age: 67 Director since 1987	Retired, having served as Chairman and Chief Executive Officer of ArvinMeritor, Inc. (a provider of components for vehicles) from August 2000 to August 2004; Chairman and Chief Executive Officer of Meritor Automotive Inc. from May 1997 to July 2000. Director of Milacron Inc., UNOVA, Inc. and Actuant Corporation.

(1)	Each current director has served continuously since such director was first elected.

(2)	Both Mr. McLevish and Mr. Wunning were identified as potential director candidates by a third party search firm, then screened and recommended by the Nominating/ Corporate Governance Committee and approved by the full Board in accordance with the Corporation’s Corporate Governance Guidelines.
ETHICS AND CORPORATE GOVERNANCE
Code of Business Ethics and Conduct
      All directors, officers and employees of the Corporation, including, but not limited to, its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Officers”), must strictly adhere to the Corporation’s Code of Business Ethics and Conduct.
      The Code of Business Ethics and Conduct is designed to proactively promote ethical behavior, to protect the valued reputation of the Corporation and its directors, officers and employees, to assist all employees to act as good corporate citizens around the world and to continue to demonstrate that the Corporation, and the individuals which it employs, can be successful, while maintaining the values which have served the Corporation well over the years. Personal consequences for violations of the Code are serious and can include termination and/or legal action.
      Directors, officers and employees having knowledge of any activity that is or may be a violation of the Code of Business Ethics and Conduct are required to report such activity promptly by sending correspondence in care of the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231, or by calling the Corporation’s toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day.

      The full text of the Code of Business Ethics and Conduct is posted on the Corporation’s website at www.kennametal.com, currently available on the “Corporate Governance” page, which is accessible under the “Corporate” or “Investors” tabs. The Corporation intends to disclose all future amendments to the Code that relate to the Officers, and waivers of the Code that relate to directors and executive officers, including the Officers, on its website.
Corporate Governance Guidelines
      The Corporation’s Board of Directors adopted the Kennametal Inc. Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Corporation. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level.
      The full text of the Corporate Governance Guidelines is, and all future changes thereto will be, posted on the Corporation’s website at www.kennametal.com, currently available on the “Corporate Governance” page, which is accessible under the “Corporate” or “Investors” tabs.
      Highlights of the Kennametal Inc. Corporate Governance Guidelines and related principles are set forth below:

Selection of New Director Candidates

•	Board nominees are identified, screened and recommended by the Nominating/ Corporate Governance Committee and approved by the full Board. Any director candidates nominated by the shareowners will be considered by the Nominating/ Corporate Governance Committee for recommendation in accordance with the Corporation’s By-Laws and applicable law. For further information on shareowner nominating procedures, please refer to “Shareowner Proposals and Nominating Procedures” under the “Other Matters” section of this Proxy Statement.

•	In fiscal 2005, the Nominating/ Corporate Governance Committee engaged the services of a third party search firm to assist the Committee in the identification and evaluation of potential director candidates.

Board Membership Criteria

•	Directors are selected on the basis of, among other things, independence, integrity, diversity, experience, sound judgment in areas relevant to the Corporation’s businesses, and willingness to commit sufficient time to the Board.

•	Board members are expected to ensure that other existing and planned future commitments do not materially interfere with service as a Director.

Board Composition and Independence

•	A majority of Board members must qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”) and the requirements of any other applicable regulatory authority.

•	Only those directors who the Board affirmatively determines have no material relationship with the Corporation, either directly or indirectly, will be considered independent directors. The Board’s determination is based on the standards for independence under the rules of the NYSE and those of any other applicable regulatory authority, and also on additional qualifications set forth in the Corporate Governance Guidelines regarding:

•	Indebtedness of the director, or immediate family members or affiliates of the director, to the Corporation;

•	Indebtedness of the Corporation to affiliates of the director; and

•	A director’s relationships with charitable organizations.

•	Upon the recommendation of the Nominating/ Corporate Governance Committee, the Board affirmatively determined that Messrs. Bartlett, DeFeo, Held, McLevish, Newlin, Stranghoener, Wunning and Yost are independent under current NYSE independence standards and the independence standards set forth in the Corporate Governance Standards.

Outside Board Membership

•	Management directors must seek and obtain the approval of the Board before accepting outside board memberships.

Retirement Age

•	No director may be nominated for re-election or re-appointment to the Board if he or she would be age seventy (70) or older at the time of election or appointment.

Conflicts of Interest

•	Directors must avoid any action, position or interest that conflicts with an interest of the Corporation, or gives the appearance of conflict. The Corporation annually solicits information from directors in order to monitor potential conflicts of interest.

Directors Orientation and Continuing Education

•	Each new director must participate in the Corporation’s orientation program, which should be conducted within two (2) months of the meeting at which the new director is elected.

•	Directors are encouraged to participate in continuing education programs.

Board Compensation

•	In accordance with the Corporation’s Director and Officer Stock Ownership Guidelines, a meaningful portion of director compensation is required to be in Capital Stock or deferred stock credits of the Corporation to further the direct correlation of directors’ and shareowners’ economic interests.

•	Directors on the Audit Committee do not receive any compensation from the Corporation other than director fees (including fees paid for service on Board committees).

•	Directors who are employees do not receive additional compensation for their services as directors.

Lead Director

•	The Board believes that when the offices of Chairman and Chief Executive Officer are combined, it would be desirable to designate a Lead Director who provides, in conjunction with the Chairman and Chief Executive Officer, leadership and guidance to the Board.

•	The Board has designated William R. Newlin as the Lead Director.

•	The Lead Director presides over the executive sessions of non-management directors and acts as the liaison between the non-management directors and the Chief Executive Officer as to matters emanating from these executive sessions.

Selection of Agenda Items for Board Meetings

•	Agendas for Board and committee meetings are established in consultation with Board members and management. Board members are also encouraged to raise, at any Board meeting, subjects that are not on the agenda for that meeting.

Distribution of Board Materials

•	A preliminary agenda and presentation materials are distributed to Board and committee members in advance of each meeting, to the extent practicable.

Executive Sessions of the Board/ Communications with Directors

•	Non-management directors meet privately in regularly scheduled executive sessions without the presence of any management. The Lead Director presides over these executive sessions.

•	Any interested parties desiring to communicate with the Lead Director or non-management directors individually or as a group regarding the Corporation may send correspondence in care of the Corporation’s Corporate Secretary, or contact the toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day. All such communications will be forwarded to the appropriate director or directors specified in such communication as soon as practicable.

Board Access to Management and Independent Advisors

•	Board members have complete access to management and the Corporation’s outside advisors.

•	The Board is authorized to retain, as it deems necessary and appropriate, independent advisors of its choice with respect to any issue relating to its activities.

Assessing the Performance of the Board

•	The Board’s performance is assessed annually to determine whether the Board and its committees are functioning effectively. The Nominating/ Corporate Governance committee oversees this assessment.

Board Committees

•	The Board has the following standing committees: Audit, Compensation and Nominating/ Corporate Governance.

•	Only independent directors serve on the Audit, Compensation and Nominating/ Corporate Governance Committees. Directors serving on the Audit Committee must also meet the additional independence and financial literacy qualifications, as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and the rules and regulations of any other applicable regulatory authority.

•	Each Board committee’s written charter, which details its duties and responsibilities, is, and all future changes thereto will be, posted on the Corporation’s website at www.kennametal.com, currently available on the “Corporate Governance” page, which is accessible under the “Corporate” or “Investors” tabs.

•	Each committee is led by a Chair, who is appointed by the Board annually, based upon the recommendation of the Nominating/ Corporate Governance Committee.

•	Minutes of each committee meeting are provided to each Board member to assure that the Board remains fully apprised of topics discussed and actions taken. The Chair of each committee also regularly reports at Board meetings on committee matters.

Formal Evaluation of the Chief Executive Officer

•	The Compensation Committee, in consultation with the Lead Director and the rest of the non-management directors, annually evaluates the overall performance of the Chief Executive Officer.

•	The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management.

Succession Planning

•	The Chief Executive Officer delivers annually a report on succession planning to the Board, which includes an assessment of senior officers and their potential to succeed the Chief Executive Officer and other senior management positions.

Review of the Guidelines and Code of Business Ethics and Conduct

•	The Nominating/ Corporate Governance Committee annually reviews the Corporate Governance Guidelines and the Code of Business Ethics and Conduct, and recommends any changes to the Board.
BOARD OF DIRECTORS AND BOARD COMMITTEES
Meeting Information
      The Corporation’s Board of Directors held nine meetings and acted via unanimous written consent on two occasions during the fiscal year ended June 30, 2005. The standing committees of the Board of Directors include an Audit Committee, a Compensation Committee and a Nominating/ Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which such director is a member. Director’s are expected to attend the Corporation’s Annual Meeting of Shareowners absent exceptional circumstances. In 2004, all of the current members of the Board of Directors attended the Annual Meeting, with the exception of Mr. McLevish and Mr. Wunning, who were not directors at that time.
      The table below provides the current membership and fiscal 2005 meeting information for each of the Board committees.

Nominating/
Corporate
Name	Audit		Compensation		Governance

Peter B. Bartlett(1)			X
Ronald M. DeFeo	X		X	*
A. Peter Held	X		X
Timothy R. McLevish(2)	X				X
William R. Newlin(3)			X		X
Lawrence W. Stranghoener	X	*			X
Markos I. Tambakeras
Steven H. Wunning(4)			X		X
Larry D. Yost	X				X	*
No. of Meetings fiscal year 2005	10		7		6

*	Chair

(1)	Mr. Bartlett, a Director since 1975 whose term expires at the Annual Meeting, will not be standing for re-election.

(2)	Mr. McLevish joined the Board of Directors on December 7, 2004 and was appointed to the Audit Committee and the Nominating/ Corporate Governance Committee at that time.

(3)	Mr. Newlin serves as the Lead Director.

(4)	Mr. Wunning joined the Board of Directors on July 25, 2005 and was appointed to the Compensation Committee and the Nominating/ Corporate Governance Committee at that time.

Committee Functions
      Audit Committee: The functions of the Audit Committee are described under “Report of the Audit Committee of the Board of Directors” appearing elsewhere in this Proxy Statement and include assisting the Board in overseeing the Corporation’s financial reporting process. Each member of the Audit Committee is independent under the NYSE’s listing standards, U.S. Securities and Exchange Commission (“SEC”) regulations, and the standards set forth in the Corporation’s Corporate Governance Guidelines. The Board of Directors has determined that Lawrence W. Stranghoener is an “audit committee financial expert,” as defined by SEC regulations.
      Compensation Committee: The Compensation Committee’s functions include: recommending an overall compensation policy for the Corporation to the Board; having direct responsibility for matters relating to compensation of the Corporation’s officers and directors; advising the Board regarding management succession; and the administration of the Corporation’s stock plans and deferred compensation plans. For further information, see “Report of the Compensation Committee of the Board of Directors” appearing elsewhere in this Proxy Statement. Each member of the Compensation Committee is independent under the NYSE’s listing standards and the standards set forth in the Corporation’s Corporate Governance Guidelines.
      Nominating/ Corporate Governance Committee: The Nominating/ Corporate Governance Committee’s functions include: ensuring that the Board is properly constituted to meet its fiduciary responsibilities; identifying and recommending qualified candidates for membership to the Board, consistent with criteria approved by the Board; and recommending Directors for Board committee membership. The committee also takes a leadership role in shaping the Corporation’s corporate governance. Please refer to “Selection of New Director Candidates” and “Board Membership Criteria” under the “Corporate Governance Guidelines” section of this Proxy Statement with respect to the committee’s process for selecting nominees. The committee will evaluate shareowner nominees on the same basis as all other nominees. For further information on shareowner nominating procedures, please refer to “Shareowner Proposals and Nominating Procedures” under the “Other Matters” section of this Proxy Statement. Each member of the Nominating/ Corporate Governance Committee is independent under the NYSE’s listing standards and the standards set forth in the Corporation’s Corporate Governance Guidelines.
      Each committee’s written charter, which details its duties and responsibilities, is, and all future changes thereto will be, posted on the Corporation’s website at www.kennametal.com, currently available on the “Corporate Governance” page, which is accessible under the “Corporate” or “Investors” tabs.

Board of Directors Compensation and Benefits
      Directors who are employees of the Corporation do not receive any compensation for services as a director or as a member of any committee of the Board of Directors. Our non-employee directors receive compensation from the Corporation for services as a director or committee member comprised of:

Annual Retainer(1)
Lead Director(2)	$60,400
All Other Non-Employee Directors	$30,000
Annual Grant of Restricted Stock or Deferred Stock Credits
Lead Director	$10,000
All Other Non-Employee Directors	$10,000
Annual Committee Chairman Stipend(1)
Audit Committee	$16,500
Compensation Committee	$11,000
Nominating/ Corporate Governance Committee	$11,000
Annual Stipend for Committee Service (other than as Chairman)(1)
Audit Committee	$9,900
Compensation Committee	$6,600
Nominating/ Corporate Governance Committee	$6,600
Stock Options(3)	One-time grant of 9,000 shares upon election to Board of Directors. Annual grant of 4,500 shares thereafter.

(1)	Directors’ fees are paid quarterly.

(2)	William R. Newlin served as the Lead Director during fiscal 2005.

(3)	The exercise price for each award is the mean between the highest and lowest sales price of the Corporation’s Capital Stock on the NYSE on the last trading day prior to the date of the grant.
      Under the Corporation’s Deferred Fee Plan for Outside Directors (the “Deferred Fee Plan”), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, to a later time. The deferred payments would be actually funded by a transfer of cash into a deferred compensation trust (a so-called “Rabbi Trust”), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement). Under the Corporation’s Directors Stock Incentive Plan, any non-employee director may elect to receive shares of the Corporation’s Capital Stock in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Deferred Fee Plan. In addition, any non-employee director may elect to receive stock credits, representing shares of the Corporation’s Capital Stock, with respect to all or a portion of any consideration deferred pursuant to the Deferred Fee Plan. All non-employee directors also receive $50,000 of life insurance coverage, which is paid for by the Corporation.
      As part of the Corporation’s support for charities, directors are eligible to participate in the Corporation’s Matching Gifts Program in which The Kennametal Foundation will match gifts on a dollar-for-dollar basis to qualified institutions up to $5,000 per year.

OWNERSHIP OF CAPITAL STOCK BY
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
      The following table sets forth the beneficial ownership of the Corporation’s Capital Stock as of July 31, 2005, except as noted, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

	Amount of		Total Beneficial
	Beneficial		Ownership and
Name of Beneficial Owner	Ownership(1)(2)	Stock Credits(3)	Stock Credits

Peter B. Bartlett	8,547	24,280	32,827
Ronald M. DeFeo	22,547	4,486	27,033
A. Peter Held	33,738	4,773	38,511
Timothy R. McLevish	0	698	698
William R. Newlin(4)	184,869	44,607	229,476
Lawrence W. Stranghoener	13,196	2,651	15,847
Steven H. Wunning	0	198	198
Larry D. Yost	34,597	10,733	45,330
Markos I. Tambakeras	628,067	0	628,067
James R. Breisinger	137,053	10,103	147,156
Carlos M. Cardoso	122,286	7,999	130,285
Stanley B. Duzy	90,034	24,918	114,952
Michael P. Wessner	77,543	0	77,543
Directors and Executive Officers as a Group (21 persons)	1,655,946	166,320	1,822,266

(1)	No individual beneficially owns in excess of one percent of the total shares outstanding other than Mr. Tambakeras, who beneficially owns 1.64%. Directors and executive officers as a group beneficially own 4.32% of the total shares outstanding. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(2)	The figures shown include 393,034, 95,139, 70,734, 70,367, 56,534 and 1,148,635 shares over which Messrs. Tambakeras, Breisinger, Cardoso, Duzy and Wessner and all directors and executive officers as a group, respectively, have the right to acquire as of July 31, 2005 or the right to acquire within 60 days thereafter pursuant to the Corporation’s stock option plans. The figures shown also include 101,733, 8,599, 35,255, 11,931, 18,735 shares over which Messrs. Tambakeras, Breisinger, Cardoso, Duzy and Wessner, respectively, have sole voting power but no investment power. The figures shown also include 7,500, 22,500, 31,100, 154,500, 12,000, and 34,500 shares over which Messrs. Bartlett, DeFeo, Held, Newlin, Stranghoener and Yost, respectively, have the right to acquire as of July 31, 2005 or the right to acquire within 60 days thereafter pursuant to the Corporation’s stock option plans. The figures shown also include 696, and 696 shares over which Messrs. Newlin and Stranghoener, respectively, have sole voting but no investment power.

(3)	These amounts represent shares of Capital Stock to which such individuals are entitled pursuant to their election to defer fees or bonuses as stock credits under the Directors Stock Incentive Plan or the Corporation’s Performance Bonus Stock Plan.

(4)	The figure shown includes: 6,146 shares owned solely by Mr. Newlin; 11,798 shares owned by Mr. Newlin’s Self-Directed Retirement Account; 1,355 shares owned jointly by Mr. Newlin and his wife; and 11,070 shares owned by Mr. Newlin’s wife.

COMPENSATION OF EXECUTIVE OFFICERS
      The following table sets forth the compensation paid by the Corporation during its last three fiscal years to its Chief Executive Officer and to each of the other four most highly compensated executive officers during the fiscal year ended June 30, 2005 (the “Named Executive Officers”).
Summary Compensation Table

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted		Securities
				Other Annual	Stock		Underlying		All Other
		Salary	Bonus	Compensation	Awards		Options		Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)(2)	($)(3)		(#)(4)		($)(5)(6)

Markos I. Tambakeras,	2005	807,500	1,436,940	97,312	340,093		36,100		16,291
Chairman, President, and	2004	780,000	1,231,152	14,815	577,200	(7)	33,000		14,085
Chief Executive Officer	2003	634,500	167,700	18,140	—		—		7,785
James R. Breisinger,	2005	298,750	360,125	6,325	77,853		8,600		8,250
Vice President and President,	2004	285,000	306,862	6,236	76,960	(7)	7,500		7,907
Advanced Components Group	2003	271,986	12,540	7,848	—		25,000		6,118
Carlos M. Cardoso,	2005	504,800	750,827	8,451	354,708		12,200		15,485
Executive Vice President and	2004	465,000	422,943	45,421	—		—		46,617	(9)
Chief Operating Officer	2003	82,784	46,500	15,788	1,185,400	(8)	100,000	(8)	15,315	(9)
Stanley B. Duzy,	2005	305,500	373,250	9,992	77,853		8,600		15,205
Vice President and	2004	300,000	303,806	8,501	116,130	(10)	7,500		11,725
Chief Administrative Officer	2003	270,004	50,000	7,629	169,775	(11)	25,000		5,725
Michael P. Wessner,	2005	335,174	284,400	6,225	323,703		8,600		15,775
Vice President and President,	2004	309,174	213,403	6,225	77,420	(12)	5,000		12,015
J&L Industrial Supply	2003	294,000	10,560	8,522	—		25,000		8,564

(1)	Includes, for Messrs. Breisinger, Cardoso, Duzy and Wessner, bonuses paid partially or entirely in shares of Capital Stock or in stock credits as elected by the individual under the Corporation’s Performance Bonus Stock Plan. Under the plan, an executive may elect to receive stock or stock credits in lieu of a cash bonus. Pursuant to the plan, any portion of a bonus paid in shares of Capital Stock or in stock credits is increased by 25% of that value.

(2)	Includes taxes paid on behalf of the employee for executive benefit programs and/or employee relocation. For Mr. Tambakeras, the fiscal 2005 figure also includes $82,515 for personal use of an airplane leased by the Corporation pursuant to a fractional lease program.

(3)	This column shows the market value of restricted stock awards granted in fiscal 2005 as follows: Mr. Tambakeras, 8,300 shares; Mr. Breisinger, 1,900 shares; Mr. Cardoso, 2,700 shares; Mr. Duzy, 1,900 shares; and Mr. Wessner, 1,900 shares. These awards were granted on July 27, 2004 and vest in three equal installments commencing on the first anniversary of the grant date. Also included in this figure for Messrs. Cardoso and Wessner is the market value of a restricted stock award of 5,000 shares granted January 6, 2005 to Mr. Cardoso, which vests in four equal installments commencing on the first anniversary of the grant date, and a restricted stock award of 6,000 shares granted July 27, 2004 to Mr. Wessner, which vests on the third anniversary of the grant date. Dividends are paid on shares subject to these awards. The aggregate holdings and market value of restricted stock held on June 30, 2005 by the individuals listed in this table are: Mr. Tambakeras, 125,633 shares with a market value of $5,760,273; Mr. Breisinger, 7,233 shares with a market value of $331,633; Mr. Cardoso, 27,700 shares with a market value of $1,270,045; Mr.Duzy, 10,565 shares with a market value of $484,405; and Mr. Wessner, 14,899 shares with a market value of $683,119.

(4)	Represents options to purchase shares of the Corporation’s Capital Stock.

(5)	This figure includes income imputed to the employee based upon premiums paid by the Corporation to secure and maintain for certain officers, including all executive officers of the Corporation, a $500,000 term life insurance policy on the life of such officer until he or she reaches age 65. Premiums paid by the

Corporation, during fiscal year 2005, for Messrs. Tambakeras, Breisinger, Cardoso, Duzy and Wessner were $1,785, $1,875, $835, $1,225, and $1,215, respectively.

(6)	This figure also includes amounts contributed on behalf of the employee by the Corporation under its Thrift Plus Plan. Beginning January 1, 2004, for each employee whose benefit accrual under the Corporation’s defined benefit pension plan was discontinued as of December 31, 2003, the Corporation: (a) makes a cash contribution to each eligible employee’s plan account in an amount equal to 3% of the employee’s eligible compensation (salary and, if applicable, bonus); and (b) may make an annual discretionary cash contribution of up to 3% of eligible compensation based on the overall performance of the Company for the fiscal year. These contributions are not made to employees whose benefit accruals under the defined benefit plan were continued, based upon specified age and service criteria, as further described in the “Retirement Benefits” section of this Proxy Statement. Among the Named Executive Officers, Mr. Breisinger is the only officer whose benefit accruals under the Corporation’s defined benefit pension plan were continued. Contributed amounts are invested in the Thrift Plus Plan’s investment funds (including the Corporation’s Capital Stock), in proportions as directed by the employee, and can be withdrawn by the employee only upon the occurrence of certain events. Employees may elect to contribute 1% to 20% of their monthly compensation (salary and, if applicable, bonus) to this plan. Additionally, for substantially all U.S. employees, the Corporation contributes shares of Capital Stock to each participant’s account, as a matching contribution, in an amount equal to one-half of that portion of the employee’s contribution that does not exceed 6% of the employee’s eligible compensation. The Corporation’s matching contribution is invested in the plan fund which holds the Corporation’s Capital Stock, but may be subsequently reinvested, at the employee’s discretion, into one of the Plan’s other investment accounts. Employee contributed sums are invested, as directed by the employee, in the plan’s investment funds (including the Corporation’s Capital Stock). Plan account balances can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of the plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code, as amended (the “Code”), which permit elective employee contributions on a pre-tax basis. Amounts contributed by the Corporation, during fiscal year 2005, as a cash contribution or a matching contribution, for Messrs. Tambakeras, Breisinger, Cardoso, Duzy and Wessner were $14,506, $6,375, $14,650, $13,980 and $14,560, respectively.

(7)	Represents restricted stock awards granted December 11, 2003 as follows: Mr. Tambakeras, 15,000 shares and Mr. Breisinger, 2,000 shares. The awards vest on the sixth anniversary of the grant date, but vesting may be accelerated if certain corporate performance goals are met.

(8)	In connection with Mr. Cardoso’s employment agreement, effective April 29, 2003, the Corporation granted Mr. Cardoso an option to purchase 100,000 shares at $29.635 per share. The option vests in three equal installments commencing on the first anniversary of the grant date. Also in connection with Mr. Cardoso’s employment agreement, effective April 29, 2003, the Corporation granted Mr. Cardoso a restricted stock award of 40,000 shares. The restricted stock vests in four equal annual installments commencing on the first anniversary of the grant date.

(9)	This figure includes a moving allowance of $15,315 and $40,129 for fiscal years 2003 and 2004, respectively.

(10)	Represents a restricted stock award of 3,000 shares granted July 29, 2003, which vests on the sixth anniversary of the grant date, but vesting may be accelerated if certain corporate performance goals are met.

(11)	Represents a restricted stock award of 5,000 shares granted January 1, 2003, which vests in three equal installments commencing with January 1, 2004.

(12)	Represents a restricted stock award of 2,000 shares granted July 29, 2003, which vests on the sixth anniversary of the grant date, but vesting may be accelerated if certain corporate performance goals are met.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements
      The Corporation has agreements with Messrs. Breisinger, Cardoso, Duzy and Wessner, and all other executive officers, whereby, subject to review by the Board of Directors and a provision for termination without cause by either party upon written notice, each will be employed by the Corporation. The agreements generally provide that the officers will devote their entire time and attention to the business of the Corporation, will refrain during employment and for three years thereafter from competing with the Corporation (unless employment is terminated by the Corporation without cause or following a change-in-control) and will not disclose confidential or trade secret information belonging to the Corporation. These agreements also require the officers to assign to the Corporation all inventions conceived or made during their employment by the Corporation. The agreements provide for severance payments upon termination of employment occurring either before or after a change-in-control of the Corporation.
      In the event of termination of his or her employment by the Corporation prior to a change-in-control, each officer would receive, as severance pay, an amount equal to three months’ base salary at the time of such termination unless otherwise mutually agreed. In the event of termination by the officer prior to a change-in-control, or without good reason following a change-in-control, no severance payments will be made. In general, in the event of termination of employment after a change-in-control by the officer for good reason or by the employer other than for cause or disability, each officer would receive as severance pay 2.8 times the sum of (i) his respective annual base salary at the date of termination or, at the officer’s election, his salary as of the beginning of the month preceding the month in which the change-in-control occurs, and (ii) the average of any bonuses which he was entitled to or paid during the three most recent fiscal years ending prior to the date of termination or, at the officer’s election, the average of any bonuses which the officer was entitled to or paid for the three fiscal years preceding the fiscal year in which the change-in-control occurred. In addition, for a three-year period the officer would receive the same medical and group insurance benefits that he received at the date of termination. The officer would also receive three years of additional credit for purposes of computing benefits under the Corporation’s supplemental retirement plan.
      The Corporation has an agreement with Markos I. Tambakeras dated as of May 1, 2002, effective July 1, 2002, pursuant to which Mr. Tambakeras serves as Chairman, President and Chief Executive Officer of the Corporation. Pursuant to the agreement, Mr. Tambakeras is entitled to a minimum annual base salary of $780,000 and is eligible to receive future bonuses targeted at one hundred percent of his then-current annual base salary under the Corporation’s bonus plan for executive officers, the actual amount to be based on the performance of the Corporation and Mr. Tambakeras. The initial three-year term of the agreement is automatically extended on July 1 of each year beginning with July 1, 2003 for an additional year, until either the Company or Mr. Tambakeras provides at least twelve months’ notice of non-renewal to the other party. Pursuant to the agreement, Mr. Tambakeras was granted the following awards: (i) an option to purchase 70,000 shares at $36.15 per share which vested over three (3) years; (ii) a restricted stock grant covering 50,000 shares of Capital Stock vesting on the earlier of (A) July 1, 2008 or (B) the date on which the closing market price of the Capital Stock of the Corporation equals or exceeds $80.00 per share for ten (10) consecutive trading days prior to July 1, 2008; (iii) a restricted stock grant covering 33,334 shares of Capital Stock that vested on July 1, 2003; (iv) a restricted stock grant covering 33,333 shares of Capital Stock that vested on July 1, 2004; and (v) a restricted stock grant covering 33,333 shares of Capital Stock that vested on July 1, 2005.
      The agreement with Mr. Tambakeras provides that if, during the term of the agreement and prior to a change-in-control, Mr. Tambakeras is terminated other than for cause, death or disability, or if he terminates the agreement due to the Corporation’s breach, he will be entitled to (A) 12 month’s notice or payment of his current annual base salary and most recent cash bonus; plus (B) a lump sum payment equal to two times his current annual base salary plus the average of his two most recent cash bonuses. In addition, his options and restricted stock awards would vest.
      In the event Mr. Tambakeras’ employment is terminated by Mr. Tambakeras without good reason following a change-in-control or prior to a change-in-control other than for the Corporation’s breach,

Mr. Tambakeras will not be entitled to receive any severance pay other than the amounts, if any, due him at the date of termination but will be entitled to receive pension benefits.
      In the event that, at or after a change-in-control and prior to the third anniversary of the date of the change-in-control, Mr. Tambakeras’ employment is terminated by him during the term for good reason, the Corporation’s breach, or by the Corporation other than for cause, death or disability, or if Mr. Tambakeras terminates his employment during the thirty (30) day period commencing twelve (12) months after the change-in-control, then Mr. Tambakeras would receive a lump sum payment equal to three times his base salary and average of his three most recent cash bonuses. Severance payments upon change-in-control would be grossed-up for the excise tax during the three-year term.
Stock Options
      The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 2005:
Option Grants in Last Fiscal Year

	Number of
	Securities	% of Total
	Underlying	Options	Exercise or		Grant Date
	Options	Granted in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal Year	($/share)	Date	Value($)(2)

Markos I. Tambakeras	36,100	3.7550	40.975	7/26/14	394,266
James R. Breisinger	8,600	.8946	40.975	7/26/14	93,925
Carlos M. Cardoso	12,200	1.2690	40.975	7/26/14	133,242
Stanley B. Duzy	8,600	.8946	40.975	7/26/14	93,925
Michael P. Wessner	8,600	.8946	40.975	7/26/14	93,925

(1)	Options with respect to the Corporation’s Capital Stock were granted with an exercise price equal to the fair market value of the Capital Stock on the date of grant. These options vest in three equal annual installments commencing on the first (1st) anniversary of the grant date.

(2)	Based on the Black-Scholes Option Valuation model, adjusted for dividends to determine grant date present value of the options. The Corporation does not advocate or necessarily agree that the Black- Scholes model properly reflects the value of an option. The assumptions used in calculating the option value with respect to the Corporation’s Capital Stock include the following: a risk-free interest rate of 3.679% (the rate applicable to a five-year treasury security at the time of the awards); a dividend yield of 1.569% (the annualized yield at the date of grant); volatility of 28.35% (calculated using daily stock returns for the Capital Stock for the five-year period preceding the option award); and an exercise price equal to the fair market value of the Capital Stock on the date of grant. The average value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $10.92 per share.

      The following table sets forth information concerning options to purchase the Corporation’s Capital Stock held by the Named Executive Officers:
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options at Fiscal	Options at Fiscal
			Year End(#)	Year End($)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable	Unexercisable

Markos I. Tambakeras	—	—	357,667/ 81,433	5,337,027/ 564,458
James R. Breisinger	16,628	357,289	92,272/ 13,600	1,190,896/ 78,775
Carlos M. Cardoso	—	—	66,667/ 45,533	1,081,005/ 599,970
Stanley B. Duzy	—	—	67,500/ 13,600	991,556/ 78,755
Michael P. Wessner	5,000	106,319	53,667/ 11,993	723,461/ 66,489
      The following table sets forth information concerning awards made to the Named Executive Officers under our long-term incentive program in Fiscal Year 2005:
Long-Term Incentive Plan — Awards in the Last Fiscal Year

		Estimated Future Payouts Under Non-
		Stock Price-Based Plans(1)
	Performance or Other
	Period Until	Threshold	Target	Maximum
Name	Maturation or Payout	($)(2)	($)	($)(2)

Markos I. Tambakeras	FY2005 — FY2007	425,000	850,000	1,700,000
James R. Breisinger	FY2005 — FY2007	102,604	205,207	410,414
Carlos M. Cardoso	FY2005 — FY2007	143,770	287,539	575,078
Stanley B. Duzy	FY2005 — FY2007	102,604	205,207	410,414
Michael P. Wessner	FY2005 — FY2007	102,604	205,207	410,414

(1)	Payment of these awards is subject to, and contingent upon, achievement of certain performance criteria over a three year period, which are set by the Compensation Committee based on target performance goals of the Corporation established by the Board for earnings per share and return on invested capital. No long-term bonus is paid under the LTIP Plan if actual performance during the applicable three-year period with respect to the above financial metrics is less than 80% of target. Awards under the LTIP Plan are dollar-denominated awards, which may be paid either in cash or stock, or any combination of cash and stock, at the election of the Compensation Committee.

(2)	The long-term incentive bonus threshold and maximum amounts range from 50% of the specified target award to 200% of the specified target award for the Named Executive Officers based on performance goal achievement of between 80% of target and 120% of target.

Retirement Benefits
      The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time (assuming retirement under the Kennametal Inc. Retirement Income Plan (the “RIP”) at age 65) on a straight life annuity basis pursuant to the RIP and the Supplemental Executive Retirement Plan (the “SERP”) under various assumptions as to salary, bonus and years of service. The amounts shown in the table below have been adjusted for Social Security and are not subject to any deductions for Social Security or other offset amount.
Pension Plan Table

Annualized	Estimated Annual Benefit Upon Retirement With Years of Credited Service Indicated
Covered
Compensation	5	10	15	20	25	30

$100,000	$35,000	$40,000	$45,000	$50,000	$55,000	$60,000
200,000	70,000	80,000	90,000	100,000	110,000	120,000
400,000	140,000	160,000	180,000	200,000	220,000	240,000
600,000	210,000	240,000	270,000	300,000	330,000	360,000
800,000	280,000	320,000	360,000	400,000	440,000	480,000
1,000,000	350,000	400,000	450,000	500,000	550,000	600,000
1,200,000	420,000	480,000	540,000	600,000	660,000	720,000
1,400,000	490,000	560,000	630,000	700,000	770,000	840,000
1,600,000	560,000	640,000	720,000	800,000	880,000	960,000
1,800,000	630,000	720,000	810,000	900,000	990,000	1,080,000
      On October 28, 2003, the Board of Directors approved amendments to the RIP and the SERP which became effective on December 31, 2003. Benefits under the RIP do not continue to accrue after December 31, 2003 for participants who did not meet specified age and service criteria. Generally, only the following categories of participants continued their participation in the RIP after December 31, 2003: participants who, as of December 31, 2003, were either (a) age 45 with 20 years of continuous service or (b) age 50 with 5 years of continuous service. With the exception of James R. Breisinger, none of the Named Executive Officers met the above criteria; therefore, their benefit accruals under the RIP discontinued as of January 1, 2004.
      The SERP was amended to assure that the retirement benefits provided under the SERP will not make up or protect participants from the financial impact of the reduction in retirement benefits payable through the RIP, as amended.
      For those executive officers whose benefit accruals under the RIP were discontinued, the retirement benefits provided under the amended RIP and SERP will vary by individual based on salary, current service and years until retirement, but will, in any event, be less than the amounts shown in the above table.
      As of June 30, 2005, the credited years of service under the RIP and SERP for the Named Executive Officers were approximately: Markos I. Tambakeras, 6 years; James R. Breisinger, 26 years; Carlos M. Cardoso, 2 years; Stanley B. Duzy, 6 years and Michael P. Wessner, 4 years.
      Annualized Covered Compensation is the Named Executive Officer’s base salary as of June 30, 2005, plus the average annual bonus over the past three fiscal years. The Named Executive Officer’s base salary as of June 30, 2005 may differ from the base salary shown in the Summary Compensation Table for fiscal year 2005. Additionally, Annualized Covered Compensation does not include the 25% premium awarded pursuant to the Corporation’s Performance Bonus Stock Plan of 1995 for any portion of a bonus paid in shares of Capital Stock or stock credits. The 25% premium are included in the bonus amount shown in the Summary Compensation Table for years up to and including fiscal 2005. Beginning with fiscal year 2006, the 25% premium feature under the Performance Bonus Stock Plan will be discontinued.

      Annualized Covered Compensation as of June 30, 2005, for purposes of the retirement benefits under the RIP and the SERP for the Named Executive Officers, is as follows: Markos I. Tambakeras, $1,755,264; James R. Breisinger, $481,201; Carlos M. Cardoso, $864,968; Stanley B. Duzy, $499,882; and Michael P. Wessner, $516,067.
COMPENSATION PLANS
Approval of Kennametal Inc. Management Performance Bonus Plan
      The Compensation Committee approved and recommended to the Board of Directors, and the Board of Directors adopted and recommends that you approve the Prime Bonus Plan.
      The Board believes the Prime Bonus Plan will advance the interests of the Corporation and its shareholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to the success and growth of the Corporation. The Plan is designed to: (i) promote the attainment of the Corporation’s significant business objectives; (ii) encourage and reward management teamwork across the Corporation; and (iii) assist in the attraction and retention of employees vital to the Corporation’s long-term success. The Prime Bonus Plan is structured so as to permit the Corporation to provide cash incentive bonuses that are deductible for U.S. federal income tax purposes without the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board of Directors unanimously recommends a vote FOR the approval of the Management Performance Bonus Plan.
      The complete text of the Prime Bonus Plan is set forth in Appendix A to this Proxy Statement. A summary of the key provisions of the Prime Bonus Plan is set forth below.
      Administration. The Compensation Committee administers the Prime Bonus Plan. The Compensation Committee’s acts and authority with respect to the Prime Bonus Plan are subject to the Committee’s charter and such other authority as may be delegated to the Compensation Committee by the Board. The Committee may, subject to the preceding sentence and with respect to participants whom the Compensation Committee determines are not likely to be subject to Section 162(m) of the Code, delegate such powers and authority under the Prime Bonus Plan to the Corporation’s officers as it deems necessary or appropriate.
      The Compensation Committee has full authority and discretion to determine, among other matters, eligibility for participation in the Prime Bonus Plan, make awards, establish the terms and conditions of such awards (including performance goals and measures) and to determine whether the performance goals applicable to any performance measures for any awards have been achieved. The Compensation Committee’s determinations under the Prime Bonus Plan need not be uniform among all participants and may be applied to such participants as the Compensation Committee, in its sole discretion, considers necessary or appropriate. The Compensation Committee will also have the authority and discretion to determine the extent to which awards under the Prime Bonus Plan will be structured to conform to Section 162(m) of the Code and to take such action at the time such awards are granted to conform to such requirements.
      Eligibility. Officers and key employees of the Corporation (and any subsidiary entity or affiliate thereof) will be eligible to participate in the Prime Bonus Plan.
      Incentive Compensation Awards. The Compensation Committee may, in its discretion, make cash awards to eligible participants under the Prime Bonus Plan. The amount of an award may be based on a percentage of such participant’s salary or such other methods as may be established by the Compensation Committee. Each award will be communicated to a participant and will state, among other matters, the terms and conditions of the award and the performance goals to be achieved. The maximum award that may be earned under the Plan by any Participant for a Performance Period covering one fiscal year or less (hereinafter “Annual Award”) shall not exceed USD $4,000,000; provided, however, if more than one Annual Award is outstanding for a Participant under the Plan for a given fiscal year, the foregoing limitation shall apply to the aggregate amount earned under all such Annual Awards. The maximum award that may be earned under the Plan by any Participant for each fiscal year (or portion thereof) contained in a Performance Period covering more than one fiscal year (hereinafter “Long-Term Award”) shall not exceed USD $4,000,000 (this limitation is separate from the limitation applicable to Annual Awards set forth in the preceding sentence); provided, however, if more than one Long-Term Award is outstanding for a Participant under the Plan for a given fiscal year, the foregoing limitation shall apply to the aggregate amount earned under all such Long-Term Awards. For purposes of the foregoing limitations, (i) the term “earned” means satisfying the applicable Performance Goals so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other condition; and (ii) with respect to Long-Term Awards, an amount shall be deemed to be “earned” pro-rata over the applicable Performance Period.
      With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award will be conditioned on the Corporation’s achievement of one or more performance goals with respect to the performance measures established by the Compensation Committee. The Compensation Committee may, in its discretion, choose one or more of the following performance measures, and subject to such modifications or variations as specified by the Compensation Committee and measured over a period of time as determined by the Compensation Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.
      To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder and unless otherwise determined by the Committee at the time the Performance Goals are established, the Committee shall, in applying the Performance Goals, exclude the adverse affect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs that have been approved by the Board; reductions in force and early retirement incentives; and any extraordinary, unusual, infrequent or non-recurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles.
      With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award will conditioned on the Corporation’s achievement of one or more performance goals in connection with performance measures established by the Compensation Committee. The Compensation Committee will establish in writing the performance goals, performance measures, and the method(s) of computing the amount of compensation that will be payable under the Prime Bonus Plan to each participant if the performance goals are attained, not later than ninety (90) days after the beginning of the applicable performance period; provided, however, that for a performance period of less than one year, the Compensation Committee will take any such actions prior to the lapse of 25% of the performance period. In addition to establishing minimum performance goals below which no compensation will be payable pursuant to an award, the Compensation Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.
      The Compensation Committee may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards, which need not be performance-based and may include, among other matters, the receipt by the participant of a specified annual performance rating, continued employment by the participant and/or achievement of specified performance goals by the Corporation, business unit, or participant.

      The Compensation Committee may, in its sole discretion, reduce the amount of any award to a participant if it concludes that such reduction is necessary or appropriate based on: (i) evaluation of such participant’s performance, (ii) comparisons with compensation received by other similarly situated individuals working within the Corporation’s industry, (iii) the Corporation’s financial results and conditions, or (iv) such other factors or conditions that the Compensation Committee deems relevant. Notwithstanding, the Compensation Committee may not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.
      Payment of Incentive Awards. Awards will be paid as promptly as practicable (but in no event later than 2 1/2 months after the close of the fiscal year in which the performance period ends) after the Compensation Committee has certified in writing the extent to which the applicable performance goals and any other material terms have been achieved.
      Termination of Employment. Unless otherwise determined by the Compensation Committee, participants who have terminated employment with the Corporation prior to the actual payment of an award for any reason will forfeit any and all rights to payment under any awards then outstanding.
      Amendment or Termination of the Prime Bonus Plan. While the Corporation intends that the Prime Bonus Plan will continue in force from year to year, the Corporation reserves the right to amend, modify, or terminate the Prime Bonus Plan at any time; provided, that no such modification, amendment or termination will, without the participant’s consent, materially adversely affect the rights of such participant to any payment that has been determined by the Compensation Committee to be due and owing to the participant under the Prime Bonus Plan but not yet paid. Any such action authorized under the terms of the preceding sentence may be taken by the Compensation Committee.
      Notwithstanding, the Compensation Committee may at any time (without the participant’s consent) modify, amend or terminate any or all of the provisions of the Prime Bonus Plan to the extent necessary to conform the provisions of the Prime Bonus Plan with Section 409A of the Code or Section 162(m) of the Code or the regulations promulgated thereunder regardless of whether such modification, amendment or termination of the Prime Bonus Plan will adversely affect the rights of a participant under the Plan.
      Federal Income Tax Consequences. When any part of an award is paid in cash to a participant, the participant will realize compensation taxable as ordinary income in an amount equal to the cash paid. The Corporation will generally be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income.
      Limitations on Corporation’s Deductions. With certain exceptions, Section 162(m) of the Code limits the Corporation’s deduction for compensation in excess of $1 million paid to certain covered employees (generally the Corporation’s chief executive officer and its four other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If the Corporation’s shareholders approve the Prime Bonus Plan, the Corporation believes that performance awards (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the Prime Bonus Plan will satisfy the requirements of qualified performance-based compensation and therefore the Corporation will be entitled to a deduction with respect to the payment of such awards. However, with respect to awards that are not intended to be treated as qualified performance-based compensation as defined in the Code, the deduction that the Corporation might otherwise receive with respect to such awards to covered employees may be disallowed.
Equity Compensation Plans
      In 2002, the Corporation’s shareowners approved the Kennametal Inc. Stock and Incentive Plan of 2002 (the “2002 Plan”), which provides for the granting of nonstatutory and incentive stock options and certain share awards. At the Annual Meeting of Shareowners for fiscal 2004, the shareowners approved an amendment to the 2002 Plan, which increased the aggregate number of shares available for issuance from 1,750,000 to 3,750,000 (an increase of 2,000,000 shares). Under the 2002 Plan, the price at which shares covered by an option may be purchased must not be less than the fair market value of such shares at the time the option is granted. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the committee administering the plan, by delivering shares of Capital Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price.
      Each of the Kennametal Inc. Stock Option and Incentive Plan of 1988 (the “1988 Plan”), the Kennametal Inc. Stock Option and Incentive Plan of 1992 (the “1992 Plan”), the Kennametal Inc. Stock Option and Incentive Plan of 1996 (the “1996 Plan”), and the Kennametal Inc. Stock Option and Incentive Plan of 1999 (the “1999 Plan”) provide for the granting of nonstatutory and incentive stock options and certain share awards. The Kennametal Inc. 1999 Stock Plan (the “1999 Stock Plan”) is a non-shareowner approved plan that provides for the granting of nonstatutory stock options and certain share awards. This plan was implemented in connection with the hiring of new employees and was not submitted for shareowner approval because the New York Stock Exchange at that time permitted the listing of shares under non-shareowner approved plans for stock awards to new employees and other limited circumstances. Although options are still outstanding under the 1988 Plan, 1992 Plan, 1996 Plan, 1999 Plan and 1999 Stock Plan, no further grants may be made under these plans.
      Prior to June 30, 2005, the Corporation maintained an Employee Stock Purchase Plan (the “ESPP”), which was designed to provide employees with the opportunity to purchase shares of the Corporation’s Capital Stock at 85% of the fair market value and was intended to qualify as an employee stock purchase plan under Section 423 of the Code. Effective June 30, 2005, the ESPP was terminated.
      In May 2005, the Corporation filed a registration statement with the SEC on Form S-8 to increase the total number of shares available for issuance under the Kennametal Thrift Plus Plan (“Thrift Plan”) and the Kennametal Retirement Income Savings Plan (formerly known as the Greenfield Industries Inc. Retirement Income Savings Plan) (“KRISP Plan”) from 1,500,000 shares to 2,500,000 shares (an increase of 1,000,000 shares). The Thrift Plan and the KRISP Plan are defined contribution employee benefit plans, established to encourage investment and savings for eligible employees of the Corporation and certain subsidiaries and to provide a method to supplement their retirement income benefits. The Thrift Plan and the KRISP Plan provide these employees the opportunity to defer a portion of their annual compensation for federal income tax purposes in accordance with Section 401 of the Code. The Corporation may match a portion of the contribution in cash or Capital Stock. The Thrift Plan and the KRISP Plan are subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended.
      The Corporation’s Performance Bonus Stock Plan of 1995 (hereinafter, the “Bonus Stock Plan”) provided for the issuance of not more than 750,000 shares. The Bonus Stock Plan provided that certain performance-based bonus compensation plans for management and/or senior executives (each a “Management Performance Bonus Plan”) were eligible for participation in the Bonus Stock Plan. Up to and including bonuses for fiscal year 2005, each participant in a Management Performance Bonus Plan was able to elect to receive Capital Stock or stock credits in lieu of a cash bonus under the Bonus Stock Plan. Pursuant to the Bonus Stock Plan, any portion of a bonus paid in shares of Capital Stock or in stock credits is increased by up to 25% of that value. Beginning with fiscal year 2006, the opportunity to elect to receive shares of Capital Stock or stock credits and the 25% premium feature under the Performance Bonus Stock Plan will be discontinued.
      The Corporation’s Directors Stock Incentive Plan, which is a non-shareowner approved plan, provides for the issuance of not more than 200,000 shares. The plan allows any non-employee director to elect to receive shares of the Corporation’s Capital Stock in lieu of all or a portion of any compensation payable for services as a director that is not deferred pursuant to the Corporation’s Deferred Fee Plan and to receive stock credits for any compensation that is deferred.

Equity Compensation Plan Information
      The following table sets forth information concerning the Corporation’s equity compensation plans as of June 30, 2005:

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column A)

	A (1)	B (2)	C (3)
Equity compensation plans approved by shareowners(4)	3,301,725	$37.46	2,815,002	(5)
Equity compensation plans not approved by shareowners(6)	353,198	$27.52	94,736	(7)
TOTAL	3,654,923	$36.70	2,909,738

(1)	This column also includes stock credits issued under the Bonus Stock Plan and Directors Stock Incentive Plan. Not included in this column are awards under the LTIP Plan, which are dollar-denominated awards, but may be paid either in cash or stock, or any combination of cash and stock, at the election of the Compensation Committee.

(2)	The calculations of the weighted average exercise prices shown in this column do not include stock credits issued under the Bonus Stock Plan or the Directors Stock Incentive Plan.

(3)	No further grants may be made from: (i) the 1988 Plan; (ii) the 1992 Plan; (iii) the 1996 Plan; (iv) the 1999 Plan; and (v) the 1999 Stock Plan.

(4)	These plans consist of: (i) the 1988 Plan; (ii) the 1992 Plan; (iii) the 1996 Plan; (iv) the 1999 Plan; (v) the 2002 Plan; and (vi) the Bonus Stock Plan.

(5)	The number of securities available for future issuance under the 2002 Plan, other than upon the exercise of options, warrants or rights, is 2,358,075.

(6)	The 1999 Stock Plan and Directors Stock Incentive Plan are non-shareowner approved plans.

(7)	The number of securities available for future issuance under the Directors Stock Incentive Plan, other than upon the exercise of options, warrants or rights, is 94,736.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
      The Compensation Committee (the “Committee”) of the Board of Directors recommends an overall compensation policy for the Corporation and the Board of Directors, has direct responsibility for matters relating to compensation of the officers and directors of the Corporation, advises the Board of Directors on management succession and administers certain stock plans of the Corporation. The Committee is composed entirely of independent directors.
Executive Compensation Principles
      Executive and managerial compensation programs at the Corporation are designed and implemented with the following guiding principles in mind:

•	To link the interests of executives and managers to the interests of the shareowners and other potential investors.

•	To provide incentives for working toward increasing the market value of the Corporation’s stock and to increase shareowner value through achieving financial and business objectives.

•	To provide incentives for strategic vision and decision-making that will promote and enhance the longer-term health and viability of the Corporation.

•	To provide incentives for innovation, quality management, responsiveness to customer needs, development of value-added products and services, and an action-oriented approach to opportunities in the marketplace.

•	To attract, develop, retain and motivate individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation’s human resources can provide a competitive advantage in the marketplace.

•	To tie compensation to achievement of strong results.
General Compensation Plan Design
      Executive and management compensation plans consist of: (1) salary; (2) annual performance incentive rewards; (3) long-term incentive rewards; (4) stock ownership guidelines; and (5) executive benefits. Total compensation levels (salary, annual rewards, and long-term incentive rewards), including for the Chief Executive Officer, are targeted at median pay levels developed using a select peer group of US-based industrial firms and nationally recognized industry specific survey data (“Market Data”). The peer group established for this purpose is larger than that used for purposes of the Performance Graph and, together with the industry specific survey data, is intended to provide the Committee with a broader view of the competitive landscape. The total compensation targets include an opportunity to provide compensation above or below the competitive median based on the performance of the Corporation, a division of the Corporation and the individual performance of an executive. The total compensation of the Chief Executive Officer is determined by the Committee, as described later in this report.
      The components of total compensation are:

•	Salary for executives, including the Chief Executive Officer, is intended to be competitive with Market Data and is designed to attract and retain high-quality individuals. The Committee conducts an annual base salary merit increase review for executives. This review is intended to reward achievements in innovation, quality, performance against assigned key objectives, service to the customer and leadership. Consideration is given to Market Data and recommendations by independent compensation consultants.

•	Annual performance incentive rewards for executives, including the Chief Executive Officer provide compensation tied to annual corporate performance, division performance, and individual contributions, relative to the Corporation’s business plans and strategies. Annual incentive rewards are also intended to maintain management compensation at a competitive level, as indicated by Market Data and as recommended by independent compensation consultants.

•	Long-term incentive rewards link the long-term interests of shareowners with executives. In order to more effectively link compensation to long-term performance, during fiscal year 2004 the Committee reviewed the Corporation’s long-term incentive compensation program and approved the implementation of a revised program for a select group of senior executive officers beginning with fiscal year 2005. In fiscal 2005, employees and officers received grants under the Corporation’s long-standing policy. These grants consist of stock options and/or restricted stock awards, with vesting dependent upon continued service and the achievement of specific performance metrics. However, beginning with fiscal year 2005 grants, the Corporation’s executive officers also participate in a long-term incentive program (“LTIP”) under the 2002 Plan. The LTIP provides cash incentive bonus awards based upon specific, pre-determined, objective financial goals, as approved by the Committee, over a three-year period. The value of stock option and restricted stock awards for executive officers was reduced as a result of their participation in the LTIP so that approximately 50% of the combined long-term incentive value is provided in cash under the new three-year incentive program and 50% is provided via stock option and restricted stock awards. For the fiscal year 2006 grants, the LTIP was extended to other officers and key executives of the Corporation.

•	Stock Ownership Guidelines are designed to tie the interests of executives and managers to the interests of the shareowners. The Corporation has adopted Stock Ownership Guidelines for executives, key managers, and for members of the Board of Directors. The belief is that stock should be acquired and held in such quantities to provide an incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. These guidelines were first adopted in 1995 and, periodically, the level of ownership (i.e., multiple of base salary for executives, multiple of retainer for directors) and number of individuals subject to the guidelines has been modified. The current guidelines are:

FY05
Multiple

Chief Executive Officer	5X

Executive Vice Presidents and Group Presidents	3X

Executive Management Council, Corporate Officers, and certain Business Unit Managers	2X

Other Key Managers	1X

Non-Employee Directors	5X

      Executives and directors are required to achieve applicable ownership requirements within 5 years of becoming subject to each such requirement. Shares that are either owned directly (including restricted shares of Common Stock) or indirectly through plans sponsored by the Corporation are included in determining whether an individual attains the minimum ownership guidelines. Shares that are subject to unexercised stock options are not included in the calculation of the number of shares owned.

•	Executive Perquisites and Benefits. Executives are entitled to what the Committee believes are reasonable perquisites and benefits, including the Supplemental Executive Retirement Plan, based on Market Data and consistent with the Corporation’s executive compensation principles. Executives also participate in those employee benefit plans that are available to salaried employees generally.
Compensation of Chief Executive Officer and Other Executive Officers
      Total compensation of the Corporation’s Chief Executive Officer and other executive officers is determined pursuant to the Executive Compensation Principles stated above and in accordance with the Committee’s charter. The Committee has retained an independent compensation-consulting firm to assist it in the evaluation of the Chief Executive Officer’s compensation as well as that of the directors and other executive officers.
Compensation of the Chief Executive Officer
      At the start of the 2005 fiscal year, the Compensation Committee reviewed and approved specific goals and objectives relevant to the compensation of the Chief Executive Officer, evaluated Mr. Tambakeras in light of these objectives, and based on such evaluation, determined and approved Mr. Tambakeras’ total compensation opportunity.

•	Markos I. Tambakeras became Chairman of the Board on July 1, 2002 and President and Chief Executive Officer on July 1, 1999.

•	Mr. Tambakeras’ annual base salary was increased from $780,000 to $810,000 consistent with the Corporation’s targeted competitive compensation positioning.

•	With respect to the annual performance incentive for Mr. Tambakeras for fiscal year 2005, the Compensation Committee noted that sales increased by 17%, earnings per share increased by 51% and return on invested capital increased by 37%. Each of these financial results substantially exceeded the objectives approved by the Committee at the start of the fiscal year. The actual performance incentive award for fiscal year 2005 was calculated by the Committee using a pre-established formula and Mr. Tambakeras’ performance versus objectives approved by the Committee at the start of the fiscal year. Based on specific achievements against those objectives, which included, among others, the Corporation’s performance relative to the financial, operational and strategic objectives agreed upon at the start of the fiscal year, the Committee approved a bonus award of $1,436,940 for Mr. Tambakeras for fiscal year 2005. Pursuant to the terms of his employment agreement with the Corporation, this amount represents 177% of targeted performance. The performance incentive award was calculated by the Committee using a pre-established formula that weighted the performance measures as follows: Sales growth (40%), earnings per share (30%) and return of invested capital (30%).

•	During fiscal year 2005, Mr. Tambakeras was awarded restricted shares, stock options, and LTIP as set forth elsewhere in this Proxy Statement in accordance with the Corporation’s executive compensation principles and annual grant guidelines. In determining the long-term incentive component of Mr. Tambakeras’ compensation, the Committee considered the Corporation’s performance, relative shareowner return and the value of similar incentive awards to chief executive officers as indicated by the Market Data.

•	Mr. Tambakeras has exceeded his stock ownership guidelines.
Compensation of Other Executive Officers

•	Base salaries for executive officers of the Corporation were adjusted in fiscal year 2005 to be in line with the Corporation’s stated executive compensation principles, and based on individual performance and responsibility. Market Data was considered as well.

•	Individual executive officer annual performance incentive rewards for fiscal year 2005 performance were determined by corporate, unit and individual performance, as recommended by Mr. Tambakeras, and approved by the Compensation Committee.

•	Stock options, restricted stock and/or LTIP were awarded to certain executive officers, during the course of fiscal year 2005, to provide an incentive for managing the continuing performance and value of the Corporation. The awards, as recommended by Mr. Tambakeras, were approved by the Compensation Committee. The number of stock options, restricted stock awards, and LTIP were determined in accordance with the Corporation’s stated principles and guidelines and the Market Data. The amount of such awards for Named Executive Officers is set forth elsewhere in this Proxy Statement.

Deductibility of Executive Compensation
      The Committee believes that the Corporation should strive to structure its compensation program for executive officers in a manner that would permit deductibility under the Internal Revenue Code. It also realizes that the evaluation of the overall performance of the executive officers cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of the Corporation and its shareowners. In some situations where discretion is used, compensation may not be fully deductible on the Corporation’s tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of the Corporation.
Compensation Committee:
Ronald M. DeFeo, Chair
Peter B. Bartlett
A. Peter Held

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The Audit Committee of the Board of Directors is composed of five independent directors, as defined in the listing standards of the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee as of June 30, 2005 are listed at the end of this report. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate,” and that Mr. Stranghoener qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations promulgated under the Exchange Act.
Functions of the Audit Committee
      The Audit Committee’s function is to assist the Board in its oversight of: the quality and integrity of the financial statements of the Corporation; the compliance by the Corporation with legal and regulatory requirements; the performance, qualifications and independence of the Corporation’s Independent Registered Public Accounting Firm (“auditors”); and the performance of the Corporation’s internal audit function. In addition, the Audit Committee has the sole authority to appoint, retain, terminate and replace the Corporation’s auditors, subject to shareowner ratification with respect to retention at the next regularly scheduled Annual Meeting of Shareowners. The Audit Committee performs an annual self-assessment to evaluate the composition, activities and interactions of the committee and submits the results of the self-assessment to the Nominating/ Corporate Governance Committee and the Board of Directors.
Responsibilities
      Management is responsible for the Corporation’s financial reporting process and system of internal controls, and for the preparation and presentation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The auditors are responsible for planning and carrying out an audit of the financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes. The Audit Committee does not certify the financial statements or guarantee the auditor’s report. In fulfilling its oversight role, the Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the auditors and the report of the auditors. The Audit Committee’s charter describes more fully its duties and responsibilities.
Complaints
      Anyone, including the Corporation’s employees, who has a complaint or concern regarding the Corporation’s accounting, internal auditing controls or auditing matters may communicate that complaint or concern to the Audit Committee by sending correspondence in care of the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231, or by calling the Corporation’s toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day.
Monitoring Activities in Fiscal Year 2005
      The Audit Committee held ten (10) meetings in fiscal year 2005. During these meetings, the Audit Committee discussed with management, the internal auditors and PricewaterhouseCoopers LLP (“PwC”), the Corporation’s auditors, the quality and adequacy of the Corporation’s internal controls, the internal audit function’s organization, responsibilities, budget and staffing and the results of internal audit examinations. The Audit Committee also reviewed with both PwC and the internal auditors their respective audit plans, audit scope and identification of audit risks, and met separately with PwC and with the internal auditors, without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Audit Committee reviewed the interim financial information contained in each quarterly earnings announcement in fiscal year 2005 and discussed this information with PwC and with the Corporation’s Chief Financial Officer and

Controller prior to release. The Audit Committee also reviewed and discussed with both management and PwC the audited financial statements for the year ended June 30, 2005 prior to release.
      The discussions with PwC included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. The Audit Committee received from PwC written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between PwC and the Corporation that might bear on PwC’s independence, and discussed with PwC their independence.
      Based on these reviews and these meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the SEC. The Audit Committee has, subject to shareowner ratification at the 2005 Annual Meeting of Shareowners, retained PwC as the Corporation’s auditor for the fiscal year ending June 30, 2006.
Audit Committee:
Lawrence W. Stranghoener, Chair
Ronald M. DeFeo
A. Peter Held
Timothy R. McLevish
Larry D. Yost

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
      The following graph compares cumulative total shareowner return on the Corporation’s Capital Stock with the cumulative total shareowner return on the common equity of the companies in the Standard & Poor’s Mid-Cap 400 Market Index (the “S&P Mid-Cap”), and a peer group of companies determined by the Corporation (“Peer Group”) for the period from July 1, 2000 to June 30, 2005.
      The Corporation created the Peer Group for benchmarking its sales and earnings growth, return on invested capital, profitability and asset management. The Peer Group consists of the following companies: Allegheny Technologies Incorporated; *Carpenter Technology Corporation; *Crane Co.; Danaher Corporation; Eaton Corporation; *Flowserve Corp.; *Harsco Corporations; *Illinois Tool Works, Inc.; *Joy Global Inc.; Lincoln Electric Holdings, Inc.; *MSC Industrial Direct Co. Inc.; Parker-Hannifin Corporation; *Pentair, Inc.; Precision Castparts Corp.; *Sauer-Danfoss, Inc.; *Teleflex, Incorporated; The Timken Co. and UNOVA, Inc. Companies denoted with an * are new to the Peer Group this year and were added to give the group a broader scope of companies that address similar end markets to the various business units of the Corporation. Ingersoll-Rand Company was deleted from the Peer Group this year.
      The following graph assumes a $100 investment on July 1, 2000, in each of Kennametal Inc. Capital Stock, the S&P Mid-Cap, the current Peer Group and the prior Peer Group and further assumes the reinvestment of all dividends.
Comparison of Cumulative Five Year Total Return
Fiscal Year Ended June 30,

	2000	2001	2002	2003	2004	2005

Kennametal Inc.	$100	176.10	177.70	167.69	230.76	234.45
S&P Mid-Cap 400	$100	108.87	103.74	103.00	131.82	150.31
Current Peer Group	$100	117.63	131.17	123.74	190.77	192.13
Prior Peer Group	$100	117.06	130.30	128.78	201.75	211.62

PRINCIPAL HOLDERS OF VOTING SECURITIES
      The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Capital Stock of the Corporation based upon information publicly available as of July 31, 2005.

		Percent of
	Number of	Outstanding
Name and Address	Shares	Capital Stock(1)

Barclays Global Investors, NA	3,853,843	10.04%
45 Fremont Street
San Francisco, CA 94105

Fidelity Management & Research Co.	2,125,012	5.53%
82 Devonshire Street
Boston, MA 02109

Franklin Advisors, Inc.	2,098,803	5.47%
1 Franklin Parkway
San Mateo, CA 94403-1906

(1)	Based on the number of shares outstanding as of July 31, 2005.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of the Selection of the Independent Registered Public Accounting Firm
      The Audit Committee elected to retain PricewaterhouseCoopers LLP as the Corporation’s Independent Registered Public Accounting Firm (“auditors”) for the fiscal year ending June 30, 2006. As a matter of good corporate practice, the Audit Committee has determined to submit its selection to shareowners for ratification at the Annual Meeting. Unless otherwise directed by the shareowners, proxies will be voted in favor of the ratification of the selection of PwC as the Corporation’s auditors for the fiscal year ending June 30, 2006. In the event that this selection is not ratified by the shareowners, the Audit Committee will consider this vote in determining its future selection of an auditor. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Corporation and its shareowners.
      Representatives of PwC attended all meetings of the Audit Committee held during fiscal year 2005. The Audit Committee reviewed the non-audit services provided by PwC to the Corporation in fiscal year 2005. Based on that review, the Audit Committee considered whether the provision of the non-audit services by PwC was compatible with maintaining the independence of PwC.
      Representatives of PwC will attend the Annual Meeting, and will be available to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareowners in accordance with the rules of the meeting.
Fees and Services
      During fiscal years 2005 and 2004, PwC billed the Corporation and its subsidiaries the following fees (including expenses) for its services (in millions):

	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$4.2	$1.9
Audit-Related Fees(2)	$0.1	$0.2
Tax Fees(3)	$0.5	$0.6
All Other Fees	$—	$—
TOTAL	$4.8	$2.7

(1)	These fees relate to services provided for the audit of the consolidated financial statements, subsidiary and statutory audits, the issuance of consents and assistance with the review of documents filed with the SEC. In fiscal 2005, these fees also include services provided related to the audit of the Corporation’s internal controls over financial reporting.

(2)	The fiscal 2005 fees primarily relate to services provided in connection with financial due diligence services in connection with acquisitions. The fiscal 2004 fees primarily relate to services provided in connection with employee benefit and pension plan audits as well as services related to the Corporation’s preparation to comply with the internal control provisions of the Sarbanes-Oxley Act of 2002, as amended, including Section 404 (“Section 404”).

(3)	These fees relate primarily to tax compliance services, tax planning advice, tax preparation services for employees on international assignments and tax audit assistance.
Audit Committee Pre-Approval Policies
      The Audit Committee annually adopts a policy for pre-approval of audit and non-audit services to be provided to the Corporation by auditors. Under the policy, the Audit Committee pre-approves categories of services and fee caps for each category. The pre-approved services include: (i) audit services, such as statutory audits, services associated with regulatory filings and, upon the effectiveness of Section 404, internal control-related services; (ii) audit-related services, such as due diligence and accounting consultations; (iii) tax services, such as tax compliance, tax planning and advice and expatriate tax services; and (iv) other permissible non-audit services that the Audit Committee believes will not impair the auditor’s independence. The Audit Committee must specifically pre-approve the terms of the annual audit services engagement terms. All other audit and non-audit services not covered by the policy, and any proposed services which materially exceed the pre-approved fee levels, require separate specific pre-approval by the Audit Committee. The Audit Committee may delegate specific engagement pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must present any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification.
      The Board of Directors unanimously recommends a vote FOR the ratification of the selection of PwC as the Corporation’s auditors for the fiscal year ending June 30, 2006.

FORM 10-K ANNUAL REPORT TO THE
SECURITIES AND EXCHANGE COMMISSION
      Copies of the Annual Report (Form 10-K) of the Corporation for the fiscal year ended June 30, 2005 as filed with the Securities and Exchange Commission were mailed to shareowners with this Proxy Statement. A shareowner may obtain a copy of the Annual Report without charge by writing to: Chief Financial Officer, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.
OTHER MATTERS
      The Corporation knows of no other matters to be presented for action at the Annual Meeting. However, the enclosed form of proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting. If any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with their best judgment.
Solicitation of Proxies
      The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the owners of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone, facsimile, the Internet or other means of communication. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Morrow & Co., Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $32,000.
      SEC regulations permit the Corporation to deliver a single annual report, Proxy Statement, Proxy Statement combined with a prospectus, or any information statement to any household at which two or more registered shareowners have the same last name and address, unless the Corporation has received contrary instructions from one or more of the shareowners. The Corporation will continue to include a separate proxy card for each registered shareowner account.
      Separate copies of the documents listed above will be delivered promptly by the Corporation to a shared address upon the written request of a shareowner to Kennametal Inc., Attention: Secretary, 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231 or by calling (724) 539-6578.
      If the shareowner wishes to receive a single copy of the documents listed above at a shared address in the future or if the shareowner wishes to receive separate copies of the documents listed above in the future, contact Mellon Investor Services as indicated below:

By Phone:	1-866-211-6288
By Mail:	Mellon Investor Services LLC P.O. Box 3315 South Hackensack, NJ 07606	or	Mellon Investor Services LLC 85 Challenger Road Ridgefield Park, NJ 07660
By Internet:	http://www.melloninvestor.com/isd
Shareowner Proposals and Nominating Procedures
      Shareowners who intend to submit a proposal for inclusion in the Corporation’s 2006 Proxy Statement for consideration at the Annual Meeting of the Shareowners of the Corporation expected to be held in October 2006, must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than May 26, 2006. Any such proposal must comply with Rule 14a-8 of

Regulation 14A of the SEC proxy rules and must contain certain information specified in the By-Laws of the Corporation.
      The By-Laws of the Corporation require that all shareowner proposals to be submitted at the Annual Meeting, but not included in the Corporation’s Proxy Statement, be submitted to the Secretary of the Corporation at the address of its executive offices no earlier than May 1, 2006 and no later than July 1, 2006, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 2006 Annual Meeting, other than those made by the Board of Directors, be submitted to the Secretary of the Corporation no earlier than May 1, 2006 and no later than July 1, 2006. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareowner. Any shareowner may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request. Please see “Committee Functions — Corporate Governance/ Nominating Committee” under the “Board of Directors and Board Committees” section of this Proxy Statement for additional information regarding shareowner nominations to be considered by the Corporation’s Corporate Governance/ Nominating Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. SEC regulations also require the Corporation’s executive officers, directors and greater than ten percent (10%) shareowners to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.
      Based solely on the Corporation’s review of the copies of such forms it has received and information furnished by these parties, the Corporation believes that all of its executive officers, directors and greater then ten percent (10%) beneficial owners have filed with the SEC, or the Corporation has filed on their behalf pursuant to a valid power of attorney, on a timely basis, all required forms with respect to transactions in securities of the Corporation in fiscal year 2005, with the exception of one late Form 4 filing for James R. Breisinger for two transactions occurring in January 2005. The Form 4 was filed two days later than the last date on which it would have been considered timely, and all transactions included on the filing are reflected in this Proxy Statement.

Appendix A
KENNAMETAL INC.
MANAGEMENT PERFORMANCE BONUS PLAN

1.	Purpose of the Plan
      The purpose of the Management Performance Bonus Plan (also known as the “Prime Bonus Plan,” and hereinafter the “Plan”) is to advance the interests of the Company and its shareholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2.	Definitions
      For the purpose of the Plan, the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(c) “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

(d) “Company” means Kennametal Inc. and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

(e) “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss to any payment of compensation by the Company under the Plan or any award granted thereunder.

(f) “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Paragraph 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.

(g) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(h) “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

      To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder and unless otherwise determined by the Committee at the time the Performance Goals are established, the Committee shall, in applying the Performance Goals, exclude the adverse affect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs that have been approved by the Board; reductions in force and early retirement incentives; and any extraordinary, unusual, infrequent or non-recurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles.
      (i) “Performance Period” means, in relation to any award, the fiscal year or other period for which one or more Performance Goals have been established, with each such period constituting a separate Performance Period.

3.	Administration of the Plan
      (a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, subject to the preceding sentence and with respect to Participants whom the Committee determines are not likely to be subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.
      (b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
      (c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
      (d) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4.	Participation in the Plan
      Officers and key employees of the Company shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.	Incentive Compensation Awards
      (a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount of an award that may be earned under the Plan by any Participant for a Performance Period covering one fiscal year or less (hereinafter “Annual Award”) shall not exceed USD $4,000,000; provided, however, if more than one Annual Award is outstanding for a Participant under the Plan for a given fiscal year, the foregoing limitation shall apply to the aggregate amount earned under all such Annual Awards. The maximum amount of an award that may be earned under the Plan by any Participant for each fiscal year (or portion thereof) contained in a Performance Period covering more than one fiscal year (hereinafter “Long-Term Award”) shall not exceed USD $4,000,000 (this limitation is separate from the limitation applicable to Annual Awards set forth in the preceding sentence); provided, however, if more than one Long-Term Award is outstanding for a Participant under the Plan for a given fiscal year, the foregoing limitation shall apply to the aggregate amount earned under all such Long-Term Awards. For purposes of the foregoing limitations, (i) the term “earned” means satisfying the applicable Performance Goals so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other condition; and (ii) with respect to Long-Term Awards, an amount shall be deemed to be “earned” pro-rata over the applicable Performance Period.
      (b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.
      (c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6.	Payment of Individual Incentive Awards
      (a) Awards shall be paid as promptly as practicable (but in no event later than 2 1/2 months after the close of the fiscal year in which the Performance Period ends) after the Committee has certified in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.
      (b) Unless otherwise determined by the Committee, Participants who have terminated employment with the Company prior to the actual payment of an award for any reason, shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan.
      (c) The Committee shall determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee.

7.	Amendment or Termination of the Plan
      While the Company intends that the Plan shall continue in force from year to year, the Company reserves the right to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any action authorized under this Section 7 may be taken by the Committee.
      Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code or the regulations promulgated thereunder regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

8.	Rights Not Transferable
      A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

9.	Funding
      The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10.	Withholdings
      The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

11.	No Employment or Service Rights
      Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

12.	Other Compensation Plans
      Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements for employees of the Corporation, including arrangements that are not intended to comply with Section 162(m) of the Code.

13.	Governing Law
      The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

14.	Effective Date
      The Plan shall become effective immediately upon the approval and adoption thereof by the Board; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s shareholders.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
I.	ELECTION OF THREE DIRECTORS FOR TERMS TO EXPIRE IN 2008;

VOTE FOR all	WITHHOLD
nominees listed	AUTHORITY
(except as marked	to vote FOR ALL
to the contrary).	NOMINEES listed
☐	☐
Nominees: 01 Timothy R. McLevish; 02 Markos I. Tambakeras; and 03 Steven H. Wunning
(Instruction: To withhold authority to vote for ANY INDIVIDUAL NOMINEE, write that nominee’s name on the line provided below):

		FOR	AGAINST	ABSTAIN
II.	THE APPROVAL OF THE KENNAMETAL INC. MANAGEMENT PERFORMANCE BONUS PLAN; AND	☐	☐	☐

		FOR	AGAINST	ABSTAIN
III.	RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2006.	☐	☐	☐

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the nominees in Item I above, FOR the approval of the Kennametal Inc. Management Performance Bonus Plan and FOR the ratification of the selection of the independent registered public accounting firm. The proxies are authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the meeting and any adjournments thereof.
Consenting to receive all future annual meeting materials and shareowner communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareowner correspondence.

Signature(s)	Signature(s)	Date	, 2005

SIGN EXACTLY AS ADDRESSED, BUT IF EXECUTED FOR A CORPORATION, MINOR, ETC., SIGN THAT NAME
AND SIGNATURE AND CAPACITY OF AUTHORIZED SIGNOR.

~ FOLD AND DETACH HERE ~

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/kmt		1-800-435-6710		Mark, sign and date your proxy
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at www.kennametal.com

PROXY	KENNAMETAL INC.	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE CORPORATION
You, the undersigned shareowner, appoint each of Markos I. Tambakeras, William R. Newlin and Larry D. Yost, your attorney and proxy, with full power of substitution, on your behalf and with all powers that you would possess if personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement), to vote all shares of Kennametal Inc. Capital Stock that you would be entitled to vote at the Annual Meeting of Shareowners of Kennametal Inc. to be held at the Quentin C. McKenna Technology Center, located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 25, 2005 at 2:00 p.m. (Eastern Time), and at any adjournments thereof. The shares represented by this proxy shall be voted as instructed by you. If you do not otherwise specify, shares (other than shares of Kennametal Inc. Capital Stock held in your Kennametal Inc. 401(k) account, which will be voted by the plan trustee based on your instructions) will be voted in accordance with the recommendations of the Board of Directors, as follows:
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I, FOR THE APPROVAL OF THE KENNAMETAL INC. MANAGEMENT PERFOMANCE BONUS PLAN IN ITEM II AND FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM III.
If you have shares of Kennametal Inc. Capital Stock in your Kennametal Inc. 401(k) account, you must provide voting instructions to the plan trustee with this proxy or by internet or telephone no later than Thursday, October 20, 2005 in order for such shares to be voted. Your voting instructions will be held in confidence.
(over)
Address Change/Comments (Mark the corresponding box on the reverse side)

~ FOLD AND DETACH HERE ~
You can now access your Kennametal Inc. account online.
Access your Kennametal Inc. shareowner account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Kennametal Inc., now makes it easy and convenient to get current information on your shareowner account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
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